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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                ----------------


                                    FORM 8-K


                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): March 25, 2008


                                  ORBCOMM Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                  001-33118                    41-2118289
(State or Other Jurisdiction      (Commission                (I.R.S. Employer
     of Incorporation)            File Number)              Identification No.)


                         2115 Linwood Avenue, Suite 100
                           Fort Lee, New Jersey 07024
               (Address of principal executive offices) (Zip code)


                                 (201) 363-4900
                         (Registrant's telephone number,
                              including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01.  Completion of Acquisition or Disposition of Assets.
Item 8.01.  Other Events.

         On March 25, 2008, ORBCOMM Inc. (the "Company"), through its wholly owned subsidiary, ORBCOMM LLC ("LLC"), acquired 800 shares of ORBCOMM Japan K.K., the Company's Country Representative in Japan ("ORBCOMM Japan"), representing approximately 37% of the outstanding shares of ORBCOMM Japan, pursuant to the voluntary reorganization of ORBCOMM Japan in accordance with the Rehabilitation Plan of ORBCOMM Japan approved by the Tokyo District Court on December 25, 2007 and defined on January 25, 2008 (the "Rehabilitation Plan"). The Company's shares of ORBCOMM Japan were acquired at a price of 50,000 Japanese Yen (approximately $500) per share in exchange for the contribution of an aggregate of 40,000,000 Japanese Yen (approximately $400,000) of post-rehabilitation claims held by LLC against ORBCOMM Japan. Pursuant to the Rehabilitation Plan, an additional 1,360 shares of ORBCOMM Japan were issued to Morishita Total Services Co., Ltd. ("MTS"), representing approximately 63% of the outstanding shares of ORBCOMM Japan. MTS's shares of ORBCOMM Japan were acquired at a price of 50,000 Japanese Yen (approximately $500) per share in exchange for the contribution of an aggregate of 68,000,000 Japanese Yen (approximately $680,000) of post-rehabilitation claims held by MTS against ORBCOMM Japan. All prior outstanding shares of ORBCOMM Japan were cancelled without payment to the holders thereof. Pursuant to the Rehabilitation Plan, LLC and MTS also received cash payments in the amounts of 60,475,458 Japanese Yen (approximately $604,755) and 40,991,792 Japanese Yen (approximately $409,918), respectively, in satisfaction of additional post-rehabilitation claims held by LLC and MTS against ORBCOMM Japan.

         LLC and ORBCOMM Japan are parties to an ORBCOMM Service License Agreement for Japan (the "SLA") pursuant to which ORBCOMM Japan acts as the representative for the Company and as a reseller of the Company's services in Japan. In addition, ORBCOMM Japan owns the gateway earth station (the "GES") in Japan and holds the regulatory authority and authorization to operate the GES and provide the Company's satellite communications services in Japan.

         In connection with the Rehabilitation Plan, LLC and MTS entered into an agreement dated as of December 21, 2007 (the "Agreement"), pursuant to which the parties agreed that following the issuance of shares of ORBCOMM Japan to LLC and MTS pursuant to the Rehabilitation Plan, they would cause the Board of Directors of ORBCOMM Japan to be composed of five members, three of whom will be designated by LLC and two of whom will be designated by MTS. The reorganization of the Board of ORBCOM Japan was implemented on March 31, 2008 and the following directors of ORBCOMM Japan were elected by the shareholders: Jerome Eisenberg, Robert Costantini and Christian Le Brun, each of whom is an employee of the Company, as LLC's designees, and Morio Kubota and Kuniyoshi Oh, as MTS's designees.

         Pursuant to the Agreement, the parties also agreed to cause ORBCOMM Japan to enter into a Country Representative Agreement (the "CRA") with LLC to replace the SLA which was set to expire on June 5, 2008. In connection with the CRA, the parties agreed to cause ORBCOMM Japan to issue to LLC 616 additional shares of ORBCOMM Japan (the "Additional Shares") in lieu of license fee payable to LLC under the CRA such that LLC's ownership of ORBCOMM Japan shares will represent 51% of ORBCOMM Japan's outstanding shares, after giving effect to the issuance of the Additional Shares.

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         The Agreement also provides for the parties to enter into a
Shareholders Agreement regarding future business, corporate governance, capital policy and similar matters of ORBCOMM Japan and the Agreement provides that certain actions may not be taken by ORBCOMM Japan without the consent of both LLC and MTS, including: the amendment of Articles of Incorporation; the issuance of shares, stock subscription rights, or bonds with stock acquisition rights, or the reduction of capital; the execution of a merger, corporate reorganization, share exchange, share transfer, transfer of all or a part of the business, or dissolution, of ORBCOMM Japan; the execution of a stock split or stock consolidation, purchase or redemption of shares, or change of the rights incidental to the shares; the execution of a transfer of important assets, establishment of security, lease, or other disposal; the assumption of significant indebtedness (including the issuance of corporate bonds), offer of a guarantee, or other security; any expenditure in excess of $50,000; or termination of ORBCOMM Japan's current business or entering into a new business.

         The Agreement also contains certain restrictions on the transfer of LLC's and MTS's shares in ORBCOMM Japan without the consent of the other party, except to certain permitted transferees; provided that any permitted transferees or transferees who acquire the shares with the required consent will be subject to the terms of the Agreement.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     ORBCOMM Inc.


                                     By /s/ Christian Le Brun
                                        -------------------------------
                                        Name:  Christian Le Brun
                                        Title: Executive Vice President, General
                                                 Counsel and Secretary



Date:  March 31, 2008


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